Report of Independent Accountants


To the Board of Directors of
The Thai Capital Fund, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about The Thai Capital Fund, Inc.'s (the "Fund's") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of December 31, 2002. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2002, and with respect to agreement of security purchases and sales, for the period from August 30, 2002 (the date of our last examination) through December 31, 2002:

-	Confirmation of securities and cash held for the Fund at the
Bank of New York;

-	Reconciliation of all such securities and cash held by the
Bank of New York to the books and records of the Fund; and

-	Agreement of three security purchases and three security
sales since our last report from the books and records of the Fund to broker confirmations and/or noted settlement of these transactions through a review of the Custodian's cash statements.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.










To the Board of Directors of
The Thai Capital Fund, Inc.



In our opinion, management's assertion that The Thai Capital Fund, Inc. was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2002 with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Directors, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.





PricewaterhouseCoopers LLP
New York, New York
February 19, 2003
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